7900 Tysons One Place, Ste 1450
McLean, VA 22102
Tel.: + 571-635-8839

Personal and Confidential
October 27, 2021

Re: Retention Bonus
Dear Mr. Ortega:
On behalf of GTT Communications, Inc. (“GTT”, and together with its subsidiaries, the “Company Group” or “we”), we are pleased to offer you the opportunity to receive a retention bonus as set forth below if you agree to the terms and conditions contained in this letter agreement (this “Agreement”), which will be effective as of the date you execute and return a copy of this Agreement (such date, the “Effective Date”). In order to be eligible for the Retention Bonus (as defined below) you must sign and return this Agreement to GTT by October 28, 2021, agreeing to the terms specified in this Agreement, otherwise the Agreement shall be null and void.
1. Retention Bonus. Subject to the terms and conditions set forth herein, you will receive a lump sum cash payment in an amount equal to $1,637,867 (the “Retention Bonus”), on or about October 28, 2021.
2. Termination of Employment. In the event your employment with any member of the Company Group terminates for any reason other than a Qualifying Termination (as defined below) prior to the earliest to occur of (a) the effective date of a plan of reorganization of GTT approved under chapter 11 of the Bankruptcy Code (the “Completion Date”), (b) the consummation of a Sale Event (as defined below) or (c) December 1, 2021 (the “Retention Date”), then you will be required to repay to the Company Group the After-Tax Value (as defined below) within ten (10) business days following such date of termination of employment. If you are required to repay the Retention Bonus under this Agreement, then you acknowledge and agree, at the option of the Company Group, all or part of the amount to be re-paid to the Company Group may be deducted from or offset against any amounts owed to you by the Company Group, including, without limitation, any amounts owed as wages, salary, bonuses, equity or other incentive compensation awards, expense reimbursements and any other compensation due on account of your employment with the Company Group; provided, however, no compensation will be reduced if doing so would violate applicable law or would result in penalty taxes under Section 409A (as defined below).
3. Conditions. As a condition to entering into this Agreement, you hereby agree to waive any and all rights to participate in any annual bonus plan and long-term incentive plan established by any member of the Company Group for the 2021 calendar year.

7900 Tysons One Place, Ste 1450
McLean, VA 22102
Tel.: + 571-635-8839

4. Certain Definitions. For purposes of this Agreement:
“After-Tax Value” means the aggregate amount of the Retention Bonus net of any taxes (including any penalty or excise taxes) you are required to pay in respect thereof and determined taking into account any tax benefit that may be available in respect of such repayment. We shall determine in good faith the After-Tax Value, which determination shall be final, conclusive, and binding.
“Cause” means (a) the willful and continued failure to perform your duties to the Company Group (other than any such failure resulting from your incapacity as a result of physical or mental illness), which is not cured within thirty (30) calendar days after your receipt from a member of the Company Group of written notice of such failure, (b) the indictment for or conviction of (or plea of guilty or nolo contendere to) a felony or any crime (whether or not a felony) involving moral turpitude, (c) the commission at any time of any act of fraud, dishonesty, embezzlement, misappropriation, or gross misconduct, or breach of fiduciary duty to the Company Group (or any predecessor thereto or successor thereof) or in the performance of your duties or responsibilities to the Company Group, in each case, which results in material harm to the Company Group, (d) the failure to observe and comply with any member of the Company Group’s written policies applicable to you that have been provided or made available to you, which results in material harm to the Company Group, or (e) a material breach of any restrictive covenant by which you may be bound. Any voluntary termination of your employment in anticipation of a termination of your employment by any member of the Company Group for Cause shall be deemed a termination by the Company Group for Cause.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Good Reason” means the occurrence of any of the following events without your written consent, (i) a reduction in your base salary, (ii) an adverse change in your title or any material diminution in your authority, duties or responsibilities, or (iii) a relocation of your principal office location more than thirty (30) miles from its then-current location. Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason will cease to be an event constituting Good Reason upon the following: (x) your failure to provide written notice to GTT within thirty (30) days of the first occurrence of such event, (y) a substantial correction of such occurrence by the Company Group within thirty (30) days following receipt of your written notice described in subclause (x) above; or (z) your failure to actually terminate employment within the ten (10) day period following the expiration of the Company Group’s thirty (30)-day cure period.
“Qualifying Termination” means the termination of your employment with any member of the Company Group before the earliest to occur of the Completion Date, the consummation of a Sale Event, and the Retention Date (a) by any member of the Company Group for a reason other than Cause (including disability), (b) by you for Good Reason, or (c) due to your death, in each case, if, and only if, you execute (or, if applicable, your legal representative or estate

7900 Tysons One Place, Ste 1450
McLean, VA 22102
Tel.: + 571-635-8839

executes) a general release of claims in favor of the Company Group and its affiliates in a form provided by the Company Group (the “Release”) and such Release becomes irrevocable, within 60 days following your termination of employment, in which case the effective date of the Qualifying Termination will be deemed to have occurred on your date of termination of employment. If you do not (or, if applicable, your legal representative or estate does not) execute and deliver such Release (or if such Release is revoked in accordance with its terms), then your termination of employment will not constitute a Qualifying Termination and you will be required to repay the After-Tax Value as set forth in Section 1 within ten (10) business days following the expiration of such 60-day period.
“Sale Event” means a Sale Event as defined in GTT’s 2018 Stock Option and Incentive Plan as in effect as of the Effective Date.
5. Withholding Taxes. The Company Group may withhold from any amounts payable to you hereunder such federal, foreign, state, and local taxes as the Company Group determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.
6. No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with any member of the Company Group (or its successors) or interfere in any way with the right of any member of the Company Group (or its successors) to terminate your employment at any time.
7. Other Benefits. The Retention Bonus is a special payment to you and will not be taken into account in computing the amount of compensation for purposes of determining any bonus, incentive, pension, retirement, death, or other benefit under any other bonus, incentive, pension, retirement, insurance, or other employee benefit plan of any member of the Company Group, unless such plan or agreement expressly provides otherwise.
8. Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the state of Delaware, without reference to rules relating to conflicts of laws.
9. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which taken together will constitute one and the same instrument. The execution of this Agreement may be by actual, portable document format (.pdf) or facsimile signature. Electronic copies of this Agreement shall have the same force and effect as the original.
10. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and GTT with respect to the subject matter hereof and supersedes and terminates any and all prior agreements or understandings between you and any member of the Company Group with respect to the subject matter hereof, whether written or oral, including, but not limited to, that certain Retention Bonus Letter Agreement, dated December 10, 2020, by and

7900 Tysons One Place, Ste 1450
McLean, VA 22102
Tel.: + 571-635-8839

between you and GTT, as may be amended from time to time. This Agreement may be amended or modified only by a written instrument executed by you and GTT.
11. Headings. The headings of the sections hereof are provided for convenience only and are not to serve as a basis for interpretation of construction, and shall not constitute a part of this Agreement.
12. Section 409A Compliance. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the Retention Bonus shall be exempt from the requirements of Section 409A of the Code, and any rules and regulations promulgated thereunder (collectively, “Section 409A”). Notwithstanding the foregoing, the Company Group and its respective officers, directors, employees, agents, subsidiaries and affiliates make no guarantee that the terms of this Agreement as written are exempt from the provisions of Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written, to comply with, or be exempt from, the provisions of Section 409A.

[signature page follows]

7900 Tysons One Place, Ste 1450
McLean, VA 22102
Tel.: + 571-635-8839

This Agreement is intended to be a binding obligation on you and GTT. If this Agreement accurately reflects your understanding as to the terms and conditions of the Retention Bonus, please sign, date, and return to me one copy of this Agreement.

Sincerely,
GTT Communications, Inc.
By: /s/ Donna Granato Name: Donna Granato Title: Interim Chief Financial Officer

The above terms and conditions accurately reflect my understanding regarding the terms and conditions of the Retention Bonus, and I hereby confirm my agreement to the same.

/s/ Ernie Ortega Name: Ernie Ortega
Date: 10/27/2021

Signature Page to Retention Bonus Letter Agreement